EXHIBIT 10.20

ENBRIDGE SUPPLEMENTAL PENSION PLAN

for United States Employees

(As Amended and Restated effective January 1, 2005)

H-571585_13.DOC

TABLE OF CONTENTS

Article 1. DEFINITIONS, GENDER, AND NUMBER	2

Section 1.1. Definitions

Section 1.2. Gender, Number and Currency

Article 2. PARTICIPATION	7

Section 2.1. Who May Participate

Section 2.2 Time and Conditions of Participation

Section 2.3. Notification

Section 2.4. Termination and Suspension of Participation

Section 2.5. Missing Persons

Section 2.6. Relationship to Other Plans

Article 3. SUPPLEMENTAL RETIREMENT BENEFIT	8

Article 4. DISTRIBUTION OF BENEFITS TO PARTICIPANT .	X

Section 4.1. Time and Manner of Distributions

Section 4.2 Cost of Living Supplements

Section 4.3. Distributions on Plan Termination

Article 5. DEATH BENEFITS	14

Section 5.1. Death on or after Benefit Commencement Date

Section 5.2. Death before Benefit Commencement Date after Separation from Service

Section 5.3. Death While Employed by an Affiliate, Surviving Spouse

Section 5.4. Death While Employed by an Affiliate, No Surviving Spouse

Section 5.5. Beneficiary Designation

Article 6. FUNDING	18

Section 6.1. Source of Benefits

Section 6.2. No Claim on Specific Assets

Article 7. ADMINISTRATION AND FINANCES	16

Section 7.1. Administration

Section 7.2. Powers of Plan Administrator

Section 7.3. Actions of Plan Administrator

Section 7.4. Delegation

Section 7.5. Reports and Records

Section 7.6. Claims Procedure

Article 8. AMENDMENTS AND TERMINATION	18

Section 8.1. Amendments

Section 8.2. Termination

ARTICLE 9. MISCELLANEOUS	19

Section 9.1. No Guarantee of Employment

Section 9.2. Release

Section 9.3. Notices

Section 9.4. Noalienation

Section 9.5. Tax Liability

Section 9.6. Captions

Section 9.7. Binding Agreement

Section 9.8. Invalidity

Section 9.9. No Other Agreements

Section 9.10. Incapacity

Section 9.11. Counterparts

Section 9.12. Participating Affiliates

Section 9.13. Powers Reserved to Company

Section 9.14. Applicable Law

ENBRIDGE SUPPLEMENTAL PENSION PLAN

for United States Employees

Enbridge Inc. ("Enbridge"), a Canadian corporation, established the Enbridge Senior Management Pension Plan (the "Senior Management Plan"), effective January 1, 2000. At the time of its adoption, most of the employees participating in the Senior Management Plan who were U.S. citizens and residents ("U.S. Residents") were employed by Enbridge (U.S.) Inc., an affiliate of Enbridge and a United States corporation organized and existing under the laws of the state of Delaware.

Effective January 1, 2002, Enbridge established Enbridge Employee Services, Inc., also an affiliate ofEnbridge and a U.S. corporation organized and existing under the laws of the state of Delaware, and transferred to it certain individuals, including most ofthe U.S. Residents participating in the Senior Management Plan. In connection with the establishment of Enbridge Employee Services, Inc., sponsorship of the Senior Management Plan with respect to the U.S. Residents has been transferred to Enbridge Employee Services, Inc., effective January 1, 2002. That portion of the Senior Management Plan whose sponsorship has been transferred to
Enbridge Employee Services, Inc. shall be referred to hereinafter as the "Plan."

In general, the term "Company" as used herein means Enbridge (U.S.) Inc. for periods prior to January 1, 2002, and Enbridge Employee Services, Inc. for periods on or after January 1,
2002, subject to Section 9.12. (The Plan, at Section 9.12, allows certain Affiliates ofEnbridge Employee Services, Inc. or Enbridge (U.S.) Inc. to adopt the Plan and thereby become a "Participating Affiliate" in the Plan, in which case, subject to the limitations set forth in Section
9.13, the term "Company," as used herein with respect to the employees of such Participating
Affiliate, means the Participating Affiliate.)

When Enbridge established the Senior Management Plan, the document evidencing its terms was in summary form. Enbridge Employee Services, Inc. hereby restates the Plan to: (1) describe its terms in greater specificity; (2) rename it the "Enbridge Supplemental Pension Plan for United States Employees;" (3) clarify that effective January 1, 2002, the sponsor of the Plan is Enbridge Employee Services, Inc.; and (4) provide for the payment of certain nonqualified pension benefits for certain former employees ofEnbridge (U.S.) Inc. and for certain special nonqualified pension benefits for specified key employees.

The Plan is a nonqualified deferred compensation plan established for the benefit of certain executive employees of the Company. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation "for a select group of management or highly compensated employees," as described in Sections 201(2), 301(a)(3) and
401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"). It is the intention of the Company that the Plan, as amended and restated effective as of January 1, 2005, satisfies all of the requirements of Section 409A, with respect to all benefits accrued hereunder as of and subsequent to January 1, 2005. If any provision herein results in the imposition of an excise tax on any Participant under Section 409A, such provision will be reformed to avoid any such imposition of tax in such manner as the Board determines, with the advice of the legal counsel, to be appropriate to comply with Section 409A.

Except as set forth in Addenda B and C hereto, the terms of the Plan shall apply to
Participants who terminate employment with an Affiliate on or after January 1, 2000.

The Company has established a grantor trust, called the "Trust under the Enbridge Supplemental Pension Plan for United States Employees," to hold assets that the Company may set aside from time to time to provide for payment of benefits under the Plan.

ARTICLE 1. DEFINITIONS, GENDER. AND NUMBER.

Section 1.1. Definitions. Whenever used in the Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(a)	"Accrued Benefit" has the same meaning as in the Qualified Plan.

(b)	"Actuarially Equivalent" or "Actuarial Equivalent" has the same meaning as in the Qualified Plan.

(c)	"Affiliate" means the Company and any entity that controls, is controlled by, or is under common control with the Company.

(d)	"Associate Company" has the same meaning as in the Qualified Plan.

(e)
"Average Final Pay" has the same meaning as in the Qualified Plan, except that, in determining the amount of Average Final Pay for a Senior Management Employee who received benefits from an Affiliate's long term disability program, Base Pay shall be deemed to have continued in the amount equal to the Participant's Base Pay in effect immediately prior to the incurrance of the disability and shall be adjusted annually according to increases in the U.S. Consumer Price Index, up to a maximum of5% per year.

(f)
"Base Pay" has the same meaning as in the Qualified Plan. "Beneficiary" means the individual (including the Participant's spouse) or entity entitled to receive benefits under the Plan on account of the Participant's death as designated under Section 5.5.

(g)	"Beneficiary" means the individual (including the Participant's spuse) or entity enitled to receive benefits under the Plan on account of the Participant's death as designated under Section 5.5

(h)
"Benefit Commencement Date" means, with respect to Plan Years beginning prior to January 1, 2008, the "Annuity Starting Date" within the meaning of such term under the Qualified Plan except with regard to any Participant who is a Specified Employee as of the date of such Participant's Separation from Service, in which case the Benefit Commencement Date shall not be earlier than the first day of the month coincident with or next following the date that is six months after the date of Separation from Service.With respect to Plan Years beginning on or after January 1, 2008,

"Benefit Commencement Date" means: (i) for a Participant whose date of Separation from Service is prior to such Participant's 55th birthday, the first day of the month coincident with or next following the date the Participant attains age 60, and (ii) for a Participant whose date of Separation from Service is on or after such Participant's 55th birthday, the first day of the month coincident with or next following the date that is six months after the date of Separation from Service.

(i)	"Board" means the Board of Directors of the Company as constituted at the relevant time.

(j)
"Code" means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

(k)
"Company" means, for periods before January 1, 2002, Enbridge (U.S.) Inc., and for periods on or after January 1, 2002, Enbridge Employee Services, Inc., or any successor thereto, subject to Section 9.12.

(l)	"Credited Service" has the same meaning as in the Qualified Plan.

(m)	"Effective Date" means the effective date of the Plan, i.e., January 1, 2000.

(n)
"Elected Benefit Form" means, with respect to Plan Years beginning on or after January 1, 2008, a monthly payment form which is the Actuarial Equivalent of the Participant's Accrued Benefit payable in the Normal Benefit Form as of his Benefit Commencement Date. The Participant may specify his Elected Benefit Form in accordance with procedures established by the Company, to the extent such procedures comply with the advance and subsequent election requirements of Section 409A and Section 4.1(c), and, except as provided in Section 4.1(d), may elect among the annuity payment options available under the terms of the Qualified Plan; provided, however, if the Participant is entitled to a benefit under the Qualified Plan, and the Participant's date of Separation from Service is on or after his 55th birthday, a lump sum form of distribution shall not be permitted. If a Participant fails to make such an election within the time period specified in the procedures established by the Committee, then, except as provided in Section 4.1Cd), such Participant's shall be deemed to have elected to receive his benefit in the Normal Benefit Form.

(o)	"ERISA" means the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

(p)	"Funding Policy" means the policy adopted by the Company, as may be amended from time to time, that sets out the Company's intentions

(q)
"Lump Sum" means, for purposes of Section 4.l(d), a single sum payment which is Actuarially Equivalent to the Participant's Accrued Benefit payable as of the Participant's Benefit Commencement Date, or in the case of a benefit payable to the Participant's Beneficiary, as of the anticipated payment date to the Beneficiary.

(r)
"Normal Benefit Form" means, (i) with respect to a Participant who is not married on his or her Benefit Commencement Date, a pension payable on the first day of each month during the Participant's lifetime commencing with the Benefit Commencement Date, and terminating with the payment for the month in which the Participant dies, but with a minimum of one hundred eighty (180) monthly payments (even ifthe Participant should die prior to receiving such minimum number of payments); and (ii) with respect to a Participant who is married on his or Benefit Commencement Date, an annuity for the life of the Participant with a survivor annuity payable to the Participant's spouse in an amount equal to sixty percent (60%) of the monthly amount of the annuity payable to the Participant during the Participant's lifetime; provided, however, that if the Participant's spouse is more than eight (8) years younger than the Participant, the monthly amount payable to the Participant shall be reduced by three tenths (3110) of one percent (1%) for each year that the difference in age between the Participant and his or her spouse exceeds eight (8) years.

With respect to Plan Years beginning on or after January 1, 2008, for any Participant whose date of Separation from Service is on or after such Participant's 55th birthday, the payment in the first month will be equal to the sum of seven monthly pension payments. This initial payment will constitute seven monthly payments for the purposes of determining the number of guaranteed monthly payments that have been paid to, or on behalf of, the Participant.

(s)	"Participant" means a Senior Management Employee who satisfies the requirements of Article 2 and commences participation in the Plan.

(t)    "Participating Affiliate" has the meaning set forth in Section 9.12. As of
January 1, 2002, the following Affiliates are Participating Affiliates: (i) Enbridge (U.S.) Inc., and (ii) St. Lawrence Gas Company Inc.

(u)    "Pensionable Bonus," for a calendar year, means:

(i)    For a Participant who was employed by an Affiliate as of
December 31, 1999, in a position of vice-president or above,

(A)	for purposes of subparagraph (a)(i)(E) of Article 3 and Section 5.2 (a)(i)(C)(z), the greater of: (x) fifty percent (50%) of the sum of the eligible performance bonuses received by the Participant in the year; and (y) the lesser of the sum of the eligible performance bonuses received by the Participant in the year and the associated target annual performance bonus for the Participant for.the year, and

(B)
for purposes of subparagraph (b)(i)(E) of Article 3, fifty percent (50%) of the sum of the eligible performance bonuses received by the Participant in the year for services performed as a Senior Management Employee.

(ii)	For a Participant who is not described in paragraph (i), above: (A) for purposes of subparagraph (a)(i)(E) of Article 3 and
Section 5.3(a)(i)(C)(z), nil, and

(B)
for purposes of subparagraph (b)(i)(E) of Article 3, fifty percent (50%) ofthe sum of the eligible performance bonuses received by the Participant in the year for services performed after December 31, 1999, as a Senior Management Employee.

(iii)
In determining the Pensionable Bonus for a Participant who transferred to an Associate Company from the Company for the first time prior to January 1, 1997 and whose employment ceases while he is employed by an Associate Company, the Participant's Pensionable Bonus for benefit computation purposes shall be limited to the Pensionable Bonus received prior to the Participant's date of transfer.

No Pensionable Bonus shall be deemed to have been received by a Participant during his or her period of Disability (as defmed in the Qualified Plan).

(v)	"Plan" means the "Enbridge Supplemental Pension Plan for United States Employees" as set forth herein and as may be amended or restated from time to time.

(w)    "Plan Administrator" means the Company.

(x)    "Plan Year" means January 1 through December 31.

(y)    "Qualified Joint and Survivor Annuity" has the same meaning as in the
Qualified Plan.

(z)    "Qualified Plan" means the Enbridge Employee Services, Inc.
Employees' Annuity Plan, as restated effective July I, 2002, or any successor plan thereof, subject to Section 9.12.

(aa)	"Qualified Preretirement Survivor Annuity" has the same meaning as in the Qualified Plan.

(bb)    "Recognized Former Employer" has the same meaning as in the
Qualified Plan.

(cc)	"Recognized Former Employer Pension" has the same meaning as in the Qualified Plan.

(dd)	"Section 409A" means Code Section 409A and regulations or other guidance promulgated thereunder by the appropriate governmental authority.

(ee)
"Senior Management Employee" means an employee of the Company who is employed in a position of Director or above which exceeds the minimum job classification rating for the Company as prescribed by the President and Chief Executive Officer of Enbridge Inc. In order to be a "Senior Management Employee," an employee must be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 30l(a)(3), and 40l(a)(l) of ERISA.

(ff)
"Separates from Service" or "Separation from Service" means the cessation of a Participant's services as an employee of an Affiliate for any reason; provided, however, that transfer of employment between two companies that are included in a "controlled group" within the meaning of Code Sections 414 and 1563 will not constitute a Separation from Service for purposes of this Plan; and provided further that Separation from Service shall be construed and interpreted in accordance with Section

409A and any regulations or other authoritative guidance promulgated thereunder.

(gg)    "Service" has the same meaning as in the Qualified Plan.
(hh)    "Social Security Offset" has the same meaning as in the Qualified Plan.
(ii)    "Specified Employee" means a Participant who is a "key employee" (as defmed in Code Section 416(i) without regard to Code Section 416(i)(5))
of the Company (or an entity which is considered to be a single employer with the Company under Code Section 414(b) or 414(c)), as determined under Code Section 409A at any time during the twelve (12) month period ending on December 31, but only if the Company has any stock that is publicly traded on an established securities market or otherwise,. Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed to be a Specified Employee solely for the period of April 1 through March 31 following such December 31, except as otherwise may be required by Code Section
409A.

(jj)
"Statutory Limitations" means the limits set forth in the Code, including those set forth in Code Sections 401(a)(17) and 415, on:, (i) the amount of an employee's compensation that can be included in calculating his or her benefits under a qualified retirement plan; and (ii) the benefits that an employee may accrue under a qualified retirement plan.

(kk)    "Supplemental Retirement Benefit" has the meaning set forth in Article
J.

(ll)	"Surviving Spouse" means the person to whom the Participant has been legally married for at least one year as of the Participant's date of death.

(mm)	"Trust" means the "Trust under the Enbridge Supplemental Pension Plan for United States Employees," as may be amended from time to time.

Section 1.2.     Gender, Number and Currency. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural. All amounts referenced herein are stated in United States currency.

ARTICLE 2. PARTICIPATION

Section 2.1.     Who May Participate. Except with respect to those Participants listed on Addendum B, participation in the Plan is limited to Senior Management Employees who participate in the Qualified Plan. The Board shall have sole discretion to determine whether an employee is a Senior Management Employee. The Board may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.

Section 2.2.     Time and Conditions of Participation. A Senior Management Employee shall become a Participant only upon his or her compliance with such terms and conditions as the Company may from time to time establish for the implementation of the Plan, including but not limited to, any condition the Company may deem necessary or appropriate for the Company to meet its obligations under the Plan.

Section 2.3.     Notification. The Board shall notify in writing each employee whom it has determined to be a Senior Management Employee and explain the rights, privileges and duties of a Participant in the Plan.

Section 2.4.     Termination and Suspension of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of: (a) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan; or (b) the occurrence of the event specified in Section 2.5 which results in loss of benefits. However, in the event that it is determined that a Participant will fail to meet the eligibility requirements for active participation during a Plan Year, as determined by the Board in its sole discretion, the Participant's active participation in the Plan will be suspended at the beginning of the next Plan Year. If a Participant terminates his or her employment with the Company, he or she shall cease to be an active Participant in the Plan. Ifthe individual again becomes employed by the Company, the Company may permit him or her to again participate in the Plan on an active basis, but only in accordance with such terms and conditions as the Company may elect, in its discretion, to apply to such individual.

Section 2.5.     Missing Persons. If the Company is unable to locate a Participant or his or her Beneficiary for purposes of making a distribution, the amount of the Participant's benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective four (4) years after: (a) the last date a payment of said benefit was made, if at least one such payment was made; or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

Section 2.6.     Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by the Company for which such Participant would otherwise be eligible.

ARTICLE 3. SUPPLEMENTAL RETIREMENT BENEFIT

The Plan provides a Supplemental Retirement Benefit intended to supplement the benefit provided to a Participant under the Qualified Plan. A Participant is entitled to receive the Supplemental Retirement Benefit if the Participant (1) is employed by the Company on or after the Effective Date and (2) terminates employment with an Affiliate, other than due to death. Except as set forth in Article 5 (regarding death benefits) and Addenda Band C, the benefits described in this Article 3 are the only benefits provided under the Plan. A Participant's Supplemental Retirement Benefit shall be expressed in the manner set forth in this Article 3 but shall be paid at the time and in the manner set forth in Article 4.

The Supplemental Retirement Benefit is comprised of two parts, the first of which relates to the Participant's Credited Service prior to the Effective Date. This part of the benefit is described in paragraph (a), below. The second part of the benefit relates to the Participant's Credited Service on or after the Effective Date. This part of the benefit is described in paragraph (b), below. The Participant's Supplemental Retirement Benefit is the sum of these two benefit parts (provided, however, that in the case of a Participant who was not a Senior Management Employee on the Effective Date but subsequently becomes a Senior Management Employee, the Participant's benefit shall be limited to the benefit described in paragraph (b)).

(a)	Benefit for Service Prior to Effective Date. The excess of the benefit described in (i) over the benefit described in (ii).

(i)	The benefit that would be payable to the Participant under the Qualified Plan on the Participant's Benefit Commencement Date if:

(A)	only Credited Service accrued prior to the Effective Date was counted in the benefit calculation;

(B)	the Participant was fully vested in his or lier Qualified Plan benefit;

(C)	the Recognized Former Employer Pension included amounts payable under the registered and supplemental plans of Recognized Former Employers;

(D)    the Qualified Plan benefit was paid in the Normal Benefit
Form;

(E)
any adjustment for early benefit commencement under the Qualified Plan (i.e., benefit commencement prior to age 60) did not exceed V4 of 1% for each month by which the Participant's age at the Benefit Commencement Date precedes age 60; and

(F)
the Participant's Average Final Pay included the average of the highest three (3) Pensionable Bonuses (as defined in Section 1.1(s)(i)(A) and 1.1(s)(ii)(A), as the case may be) paid in the five (5) consecutive years of Service immediately prior to his or her Separation from Service and was calculated without application of the Statutory Limitations.

(ii)	The benefit that would be payable to the Participant under the Qualified Plan on the Participant's Benefit Commencement Date if:

(A)	only Credited Service accrued prior to the Effective Date was counted in the benefit calculation; and

(B)    the Qualified Plan benefit was paid in the Normal Benefit
Form.

(b)	Benefit for Service on or after Effective Date. The excess of the benefit described in (i) over the benefit described in (ii).

(i)	The benefit that would be payable to the Participant under the Qualified Plan on the Participant's Benefit Commencement Date if:
(A)    Credited Service

(1)	included only Credited Service accrued on or after the Effective Date while the Participant was a Senior Management Employee, and

(2)
was determined based upon a frac ional accrual method under which a Participant is credited with a whole year of Credited Service for a Plan Year in which he or she accrues at least 365 days of Credited Service and a fractional year of Credited Service for a Plan Year in which he or she accrues less than 365 days of Credited Service, where the numerator of the fraction is the number of days actually accrued by the Participant during such year and the denominator of the fraction is 365.

(B)	the Participant was fully vested in his or her Qualified Plan benefit at the time of his or her Separation from Service;

(C)	the Recognized Former Employer Pension included amounts payable under the registered and supplemental plans of Recognized Former Employers;

(D)    the Qualified Plan benefit was paid in the Normal Benefit
Form;

(E)
any adjustment for early benefit commencement under the Qualified Plan (i.e., benefit commencement prior to age 60) did not exceed 'l4 of 1% for each month by which the Participant's age at the Benefit Commencement Date precedes age 60;

(F)
the Participant's Average Final Pay included the average of the highest three (3) Pensionable Bonuses (as defined in Section l.l(s)(i)(B) and 1.1(s)(ii)CB), as the case may be) paid in the five (5) consecutive years of Service immediately prior to his or her Separation from Service and was calculated without application of the Statutory Limitations; and

(G)
the Participant's Accrued Benefit was equal to two percent (2%) ofthe Participant's Average Final Pay (as determined pursuant to (E), above) multiplied by his or her Credited Service (as determined pursuant to (A), above) and was calculated without the Statutory Limitations, less any applicable reduction or offset, other than the Social
Security Offset, specified by the Qualified Plan.

(ii)	The benefit that would be payable to the Participant under the Qualified Plan on the Participant's Benefit Commencement Date (including any Social Security supplements) if:

(A)	Credited Service included only Credited Service accrued on or after the Effective Date while the Participant was a Senior Management Employee; and

(B)    the Qualified Plan benefit was paid in the Normal Benefit
Form.

For purposes of subparagraph (i)(A)(x) and (ii) of this paragraph (b), where a change in a Participant's employment results in his or her no longer meeting the definition of a Senior Management Employee, such Participant shall, effective the first of the month coincident with or next following the date the Participant is no longer considered a Senior Management Employee, cease to accrue Credited Service under the Plan, except that if the Participant was a Senior Management Employee as of January 1, 2001, such Participant shall, for purposes of subparagraphs (i)(A)(x) and (ii) of this paragraph (b), be considered to remain a Senior Management Employee for up to two (2) years following the date of the Participant's change in employment and shall no longer accrue Credited Service for such purposes effective the first of the month that is two (2) years after the date of the change in employment, or such earlier date as may be specified by the Company.

ARTICLE 4. DISTRIBUTION OF BENEFITS TO PARTICIPANT
Section 4.1.     Time and Manner of Distributions.

(a)
Participant Entitled to Benefit under Qualified Plan. With respect to Plan Years beginning prior to January 1, 2008, if a Participant is entitled to receive a benefit under the Qualified Plan, distribution of the Supplemental Retirement Benefit shall commence to the Participant at the same time and in the same form as the Participant's benefit under the Qualified Plan. With respect to Plan Years beginning on or after January 1, 2008, the Participant's Accrued Benefit shall be paid in the Participant's Elected Benefit Form as of the Participant's Benefit Commencement Date, except as provided in Section 4.1(d).

(b)
Participant Not Entitled to Benefit under Qualified Plan. With respect to Plan Years beginning prior to January 1, 2008, if the Participant is not entitled to receive a benefit under the Qualified Plan and the Participant terminates employment on or after age 55, distribution of the Participant's Supplemental Retirement Benefit will be made to the Participant in the Normal Benefit Form commencing as soon as administratively feasible after the Participant's Separation from Service with all Affiliates; provided, however, if the Participant is a Specified Employee as of the date of Separation from Service, no distribution shall be paid earlier than the first day of the seventh month following the date of Separation from Service. If the Participant is not entitled to receive a benefit under the Qualified Plan and the Participant terminates employment before age 55, distribution of the Participant's Supplemental Retirement Benefit shall be made to the Participant in the form of a lump sum, payable as soon as administratively feasible after the Participant's Separation from Service with all Affiliates.

With respect to Plan Years beginning on or after January 1, 2008, the Participant's Accrued Benefit shall be paid in the Participant's Elected Benefit Form as of the Participant's Benefit Commencement Date, except as provided in Section 4.1(d).

(c)
Optional Forms of Benefit. If a Participant has not commenced receiving a benefit payment under the Plan, the Participant may request, on a form provided by the Company, that the form of distribution be changed from one type of life annuity (within the meaning of Section 409A and authoritative guidance thereunder) to another type of life annuity, to the extent such forms of benefit payment are available under the Plan and the Qualified Plan.

In addition, the Participant may, at any time prior to the commencement of benefit payments hereunder, change from the Normal Benefit Form to an alternative Elected Benefit Form where either the Normal Benefit Form or Elected Benefit Form is not a life annuity (within the meaning of Section 409A an authoritative guidance thereunder); provided, however, any such election to change the form of benefit payment:

(i)	will not be effective until at least 12 months after the date on which the election is made; and

(ii)
in the case of an election related to a payment other than a payment due to the Participant's death, the first payment with respect to which such election is made is deferred to a period of not less than five (5) years from the date such payment would otherwise have been made.

(d)
Automatic Lump Sum Cashout. If a Participant's Lump Sum as of his Benefit Commencement Date is $10,000 or less, such Lump Sum shall be distributed to the Participant without his consent provided that (1) such payment constitutes the Participant's entire interest in the Plan and (2) distribution of the Participant's entire interest in all similar arrangements constituting nonqualified deferred compensation plans under Section 409A is also made. Any Lump Sum paid pursuant to this paragraph 4.1(d) shall be paid as soon as reasonably practicable following the Participant's Benefit Commencement Date; provided, however, ifthe Participant is a Specified Employee as of the date of Separation from Service, no distribution shall be paid earlier than the first day of the seventh month following the date of Separation from Service.

(e)
Actuarially Equivalent Payments. The amount of a Participant's Supplemental Retirement Benefit payments under (a), (b), (c) and (d) above shall be Actuarially Equivalent to the Participant's Supplemental Retirement Benefit determined pursuant to Article 3.

(f)	Distributions Necessary for the Payment of Employment Taxes.
Notwithstanding any other provision of the Plan to the contrary, to the extent a Participant's Accrued Benefit under the Plan is subject to tax imposed under the Federal Insurance Contributions Act (FICA) under Code Sections 3101 and 3121(v)(2) (the "FICA Amount") prior to such Participant's Benefit Commencement Date, a portion of the Participant's Accrued Benefit shall be distributed in order to pay the FICA Amount as well as the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event will the total amount distributed prior to the Participant's Benefit Commencement Date under this Section 4.1(fl exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount. Such distribution will be made in accordance with procedures established by the Committee. To the extent that such distribution is made prior to the Participant's Benefit Commencement Date, the Participant's Accrued Benefit shall be reduced to reflect such distribution.

(g)
Distributions Upon Income Inclusion. Notwithstanding any other provision of the Plan to the contrary, if a Participant's Accrued Benefit under the Plan is subject to inclusion in income for federal income tax purposes as a result of the Plan's failure to satisfy the requirements of Section 409A, the Participant's Accrued Benefit shall be distributed to the Participant, but only to the extent of the amount of Accrued Benefit required to be included in income as a result of such failure.

Section 4.2.     Cost of Living Supplements. The amount of each periodic benefit payment to a Participant as determined pursuant to Section 4.1, shall be increased to reflect a cost of living adjustment at the same time and in the same manner as under the Qualified Plan.

Section 4.3.     Distributions on Plan Termination. Notwithstanding anything in this Article 4 to the contrary, if the Plan is terminated, distributions shall be made in accordance with Section 8.2.

ARTICLE 5. DEATH BENEFITS

Section 5.1.    Death on or after Benefit Commencement Date. With respect to Plan Years beginning prior to January 1, 2008, if a Participant dies on or after his or her Annuity Starting Date under the Qualified Plan, any of the Participant's interest remaining after his or her death shall be paid to the Participant's Beneficiary as designated under the Qualified Plan. With respect to Plan Years beginning on or after January 1, 2008, if a Participant dieon or after his or Benefit Commencement Date, any of the Participant's interest remaining after his or her death shall be paid to the Participant's Beneficiary, as designated pursuant to Section 5.5, in accordance with the Participant's Elected Benefit Form.

Section 5.2.    Death before Benefit Commencement Date after Separation from Service. With respect to Plan Years beginning prior to January 1, 2008, if a Participant dies after the date he or she terminates employment with all Affiliates but before his or her Annuity Starting Date under the Qualified Plan, the Participant's Beneficiary shall be entitled to receive a death benefit under the Plan that is Actuarially Equivalent to the Plan benefit that the Participant would have received pursuant to paragraph (b) of Article 3 had he or she survived. If the Participant has a Surviving Spouse, the Participant's Beneficiary shall be the Surviving Spouse and the benefit payable pursuant to this Section 5.2 shall be paid to the Surviving Spouse at the same time and in the same manner as benefits are paid to the Surviving Spouse under the Qualified Plan. If the Participant does not have a Surviving Spouse, the Participant's Beneficiary shall be the beneficiary designated by the Participant pursuant to Section 5.5, and the benefit payable pursuant to this Section 5.2 shall be paid to such Beneficiary in the form of a lump sum, with payment made as soon as administratively practicable after the Plan Administrator receives notification of the Participant's death.

With respect to Plan Years beginning on or after January 1, 2008, if a Participant dies after the date he or she Separates from Service but before his or her Benefit Commencement Date, the Participant's Beneficiary shall be entitled to receive a death benefit under the Plan that is Actuarially Equivalent to the Plan benefit that the Participant would have received pursuant to paragraph (b) of Article 3 had he or she survived. The benefit payable pursuant to this Section 5.2 shall be paid to the Participant's Beneficiary in the form of an annuity payable for the life of the Beneficiary, with payments commencing to the Beneficiary as of the Participant's Benefit Commencement Date as if the Participant had survived to that date. Notwithstanding the foregoing, if the Lump Sum payable to the Participant's Beneficiary is $10,000 or less, the Plan shall pay such Beneficiary the Lump Sum as of such date without the Beneficiary's consent, with such payment made as soon as administratively practicable after the Plan Administrator receives notification of the Participant's death, but in no event later than the later of (a) December 31 of the calendar year of the Participant's death or (b) the date that is 2Y2 months after the date of the Participant's death.

Section 5.3.    Death While Employed by an Affiliate, Surviving Spouse. If a Participant dies on or after the Effective Date while employed by an Affiliate (and before his or her Benefit Commencement Date) and the Participant has a Surviving Spouse, the Surviving Spouse shall be entitled to receive a death benefit under the Plan comprised of two parts, the first of which relates to the Participant's Credited Service prior to the Effective Date. This part of thebenefit is described in paragraph (a), below. The second part of the benefit relates to the Participant's Credited Service on and after the Effective Date. This part of the benefit is described in paragraph (b), below. The death benefit payable pursuant to this Section 5.3 is the sum of these two benefit parts; provided, however, in the case of a Participant who was not a Senior Management Employee on the Effective Date but subsequently becomes a Senior Management Employee, the death benefit shall be limited to the benefit described in paragraph (b). The death benefit payable to the Participant's Surviving Spouse shall be expressed in the manner set forth in paragraphs (a) and (b), below, as the case may be, but shall be paid in the manner set forth in paragraph (c), below.

(a)	Benefit for Service Prior to Effective Date. The excess of the benefit described in (i) over the benefit described in (ii).

(i)	The Qualified Preretirement Survivor Annuity that would be payable to the Surviving Spouse under the Qualified Plan if:

(A)	only Credited Service accrued prior to the Effective Date was counted in the benefit calculation;

(B)	the Participant was fully vested in his or her Qualified Plan benefit at the time of his or her death;

(C)	in determining the amount of the Qualified Joint and Survivor Annuity upon which the Qualified Preretirement Survivor Annuity is based

(1)	the Qualified Joint and Survivor Annuity was paid in the Normal Benefit Form,

(2)
any adjustment for the Participant's death prior to the date on which the Participant would have reached age 60 (had he or she survived) did not exceed Y4 of 1% for each month by which the Participant's age at death precedes age 60, and

(3)	the Participant's Average Final Pay included the average of the highest three (3) Pensionable Bonuses (as defmed in Section 1.1(s)(i)(A) and
1.1(s)(ii)(A), as the case may be) paid in the five (5)
consecutive years of Service immediately prior to his or her death and was calculated without application of the Statutory Limitations.

(iii)	The Qualified Preretirement Survivor Annuity that would be payable to the Surviving Spouse under the Qualified Plan if such benefit were paid in the Normal Benefit Form and only Credited
Service accrued prior to the Effective Date was counted in the benefit calculation.

(b)
Benefit for Service on or after the Effective Date. The Actuarially Equivalent present value of the Participant's benefit under Section 3(b) as of the date of his or her death (treating the Participant's date of death as the date on which he or she terminates employment).

(c)
Manner of Benefit Payment. With respect to Plan Years beginning prior to January 1, 2008, benefits payable to the Participant's Surviving Spouse pursuant to this Section 5.3 shall be paid to the Surviving Spouse at the same time and in the same manner as the Qualified Preretirement Survivor Annuity is paid to the Participant's Surviving Spouse under the Qualified Plan (or, ifthe Surviving Spouse is not entitled to benefits under the Qualified Plan, at the same time and in the same manner as benefits would have been paid to the Surviving Spouse under the Qualified Plan had he or she been entitled to such benefits). The amount of a Surviving Spouse's benefit pursuant to this paragraph (c) shall be Actuarially Equivalent to the benefit determined pursuant to (a) and (b), above, as the case may be.

With respect to Plan Years beginning on or after January 1, 2008, the benefit payable pursuant to this Section 5.3 shall be paid to the Surviving Spouse in the form of an annuity for the life of the Surviving Spouse, commencing as of the Participant's Benefit Commencement Date as if the Participant had survived to that date. Notwithstanding the foregoing, if the Lump Sum payable to the Participant's Surviving Spouse is $10,000 or less, the Plan shall pay the Participant's Surviving Spouse the Lump Sum without the Surviving Spouse's consent provided that (1) such payment constitutes the Participant's entire interest in the Plan and (2) distribution of the Participant's entire interest in all similar arrangements constituting nonqualified deferred compensation plans under Proposed Treasury Reg. Section 1.409A-1(c) (or its successor) is also made as soon as administratively practicable after the Plan Administrator receives notification of the Participant's death, but in no event later than the later of (a) December 31 of the calendar year of the Participant's death or (b) the date that is 2Y2 months after the date of Participant's death.

(d)
Cost of Living Supplements. The amount of each periodic payment to a Surviving Spouse or Beneficiary as determined pursuant to paragraph (c) above shall be increased to reflect a cost of living adjustment at the same time and in the same manner as under the Qualified Plan.

Section 5.4.     Death While Employed by an Affiliate, No Surviving Spouse.
If a Participant dies on or after the Effective Date while employed by an Affiliate (and before his or her Benefit Commencement Date) and the Participant does not have a Surviving Spouse, the Participant's Beneficiary shall be entitled to receive the amount described in Section 5.3(b).
Such benefit shall be paid to the Beneficiary in a Lump Sum as soon as administratively feasible after the Plan Administrator has received notification of the Participant's death.

Section 5.5.     Beneficiary Designation. At the time a Participant begins participation in the Plan, he or she may designate primary and contingent Beneficiaries for death benefits payable under the Plan pursuant to Sections 5.2 and 5.4. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Plan Administrator and shall only be effective upon delivery to, and acceptance by, the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior

17

to the death of a Participant shall control. In the event there is no Beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, any benefits remaining payable under the Plan pursuant to Section 5.2 or 5.4, as the case may be, at the time of the death of the Participant shall be paid to the personal representative of the Participant's estate upon receipt by the Company of proper instructions. In the event there are benefits remaining unpaid at the death of a Beneficiary and no successor Beneficiary has been designated, the remaining balance of such benefit shall be paid to the personal representative of the deceased Beneficiary's estate upon receipt by the Company of proper instructions.

ARTICLE 6. FUNDING

Section 6.1.     Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from the Trust. Any amounts which the Company may set aside for payment ofbenefits under the Plan are the property of the Company, except, and to the extent, provided in the Trust. The Company will make contributions to the Trust to provide for the payment of Plan benefits in accordance with the Funding Policy.

Section 6.2.     No Claim on Specific Assets. No Participant or Beneficiary shall be deemed to have, by virtue ofbeing a Participant (or Beneficiary) in the Plan any claim on any specific assets of the Company such that the Participant (or Beneficiary) would be subject to income taxation on his or her benefits under the Plan prior to distribution, and the rights of a Participant (or Beneficiary) to benefits to which he or she is otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 7. ADMINISTRATION AND FINANCES

Section 7.1.    Administration. The Company shall be the Plan Administrator for purposes of ERISA. The Company or the Trust (at the Company's election) shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

Section 7.2.    Powers of Plan Administrator. In addition to the other powers granted under the Plan, the Plan Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:
(a)    to interpret the provisions of the Plan;

(b)    to establish and revise the method of accounting for the Plan; and

(c)	to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Section 7.3.    Actions of Plan Administrator. Except as modified by the Plan Administrator, the Plan Administrator (including any person or entity to whom the Plan Administrator has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions

18

arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 7.6, all determinations, interpretations, rules and decisions of the Plan Administrator (including those made or established by any person or entity to whom the Plan Administrator has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Section 7.4.    Delegation. The Plan Administrator, or any officer or other employee of the Company designated by the Plan Administrator, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Plan Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

Section 7.5.    Reports and Records. The Plan Administrator, and those to whom the Plan Administrator has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

Section 7.6.    Claims Procedure. The Company shall notify a Participant in writing within ninety (90) days of his written application for benefits of his or her eligibility or noneligibility for benefits under the Plan. The Company may designate a person or committee with whom benefit applications shall be filed. If the Company determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth:

(a)	the specific reasons for such denial;

(b)	a specific reference to the provision of the Plan on which the denial is based;

(c)	a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and
(d)    an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed.

If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional
90-day period.

If a Participant is determined by the Company to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt by the Participant of the notice issued by the Company. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Company of said petition, the Company shall afford the Participant (and the Participant's counsel, if any) an opportunity to present the Participant's position to the Company orally or in writing, and the Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Company shall notify the Participant of its decision in writing within said
60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-days period at the election of the Company, but notice of this deferral shall be given to the Participant.

In the event of the death of a Participant, the same procedlires shall be applicable to the
Participant's Beneficiaries.

Notwithstanding anything in this Section 7.6 to the contrary, a claim for benefits must be filed in a timely manner in order to be considered by the Plan Administrator. If a claim is not filed with the Plan Administrator in a timely manner, the claimant will not be entitled to benefits under the Plan. To be considered timely, the claim must be filed no later than 90 days after the claimant knew or should have known of the principal facts upon which the claim is based. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum no later than six months after the claimant has exhausted the claims and review procedure set forth above. In any legal action to recover Plan benefits or to enforce or clarify rights under the Plan, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or request for a review of a claim, was made in a timely manner) shall be accorded the maximum deference permitted by law.

ARTICLE 8. AMENDMENTS AND TERMINATION

Section 8.1.    Amendments. The Company (or any designated officer ofthe Company to the extent specified by the Board in written resolutions) may amend the Plan, in whole or in part, at any time and from time to time. No amendment may be effective toeliminate or reduce the benefit, if any, which has accrued to a Participant or Beneficiary under the Plan without such Participant's (or Beneficiary) written consent. Any Plan amendment shall be filed with the Plan documents.

Section 8.2.    Termination. The Company expects the Plan to remain in place, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time, for any reason, by action of the Board in its discretion. Upon termination of the Plan, 1).0 further benefits shall accrue on a Participant's behalf under the Plan. Termination of the Plan shall not operate to eliminate or reduce the benefits, if any, which have accrued to a Participant (or Beneficiary) under the Plan as of the termination date without such Participant's (or Beneficiary's) consent. Notwithstanding anything in this Section 8.2 to the contrary, if the Plan is terminated, Accrued Benefits will be paid in accordance with Section 4.1, and shall not be subject to accelerated payment as a result of the Plan's termination, unless otherwise permitted under Section 409A.

ARTICLE 9. MISCELLANEOUS

Section 9.1.    No Guarantee of Employment. The adoption and maintenance of the Plan by the Company shall not be deemed to be a contract of employment between the Company and any Participant. Nothing contained in the Plan shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate his or her employment at any time.

Section 9.2.    Release. Any payment of benefits to or for the benefit of a Participant or a Participant's Beneficiaries that is made in good faith by the Company in accordance with the Company's interpretation of its obligations under the Plan shall be in full and complete satisfaction of any and all claims and demands against the Company for benefits under the Plan to the extent of such payment.

Section 9.3.    Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to both the office of the director of Human Resources of the Company and the office of the General Counsel of the Company, if to the Company, or to the address last shown on the records of the Company, ifto a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

Section 9.4.    Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary.

Section 9.5.    Tax Liabilitv. The Company may withhold from a Participant's compensation or any payment of benefits, or the Company may direct the trustee of the Trust to withhold from any payment of benefits, such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.
Section 9.6.    Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

Section 9.7.    Binding Agreement. The Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

Section 9.8.    Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

Section 9.9.    No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

Section 9.10.    Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant's spouse, parent, brother, sister or other person deemed by the Plan Administrator to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

Section 9.11.    Counterparts. The Plan may be executed in any number of counterparts, each of which when duly executed by the Company shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

Section 9.12.    Participating Affiliates. Any Affiliate may adopt the Plan with the permission of the Company and according to such rules as may be established from time to time by the Company in its discretion, and thereby become a "Participating Affiliate" in the Plan. In such case, except as set forth in Section 9.13, the term "Company" as used herein shall mean the Participating Affiliate, and except as set forth on Addendum D, the term "Qualified Plan" as used herein shall mean the qualified defmed benefit pension plan maintained by the Participating Affiliate under which its employees that are Plan Participants accrue benefits.

Section 9.13.    Powers Reserved to Company. Notwithstanding anything in the Plan to the contrary, the Company reserves all power and authority to, and it shall, operate, administer, interpret, construe, amend and terminate the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency. The Company shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact. The determination of the Company as to the proper interpretation, construction, or application of any terms or provisions of the Plan shall be fmal, binding, and conclusive with respect to all interested persons.
Section 9.14.    Applicable Law. The Plan and all rights under the Plan shall be governed by and construed according to the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

ENBRIDGE EMPLOYEE SERVICES, INC.
By:
Title:
Date:

Addendum A

Service Prior to Participation in the Plan

In determining the Plan benefit of the following Participants under paragraph (b)(i) of Article 3, it shall be assumed that the Participant began accruing Credited Service under the Qualified Plan on June 1, 2001.

Chip Berthelot
Bill Bray
Chris Kaitson
Dan Tutcher

Addendum B

Benefit for Retired Participants

Each of the following individuals (or if applicable such individual's spouse) shall be entitled to receive the benefit set forth opposite his name below from the Plan notwithstanding the fact that such individual terminated his employment prior to the Effective pate. Such individuals shall be considered Plan Participants and shall be subject to the terms of the Plan, other than Articles 2. 3, 4 and 5. In each case, the benefit is payable in the same form as the Participant's benefit under the Qualified Plan as elected by the Participant prior to the Effective Date.

Name	Form of Benefit	Monthly Benefit as of January 1, 2002
Argument, R	Joint and 50% Survivor	$288
Cochrane, W	Joint and 50% Survivor	$221
Phillips, B.	Joint and 100% Survivor	$2,778
Schram, C.	Joint and 50% Survivor	$844

The amount of each periodic benefit payment set forth above shall be increased to reflect a cost of living adjustment at the same time and in the same manner as under the Qualified Plan.

Addendum C

Special Negotiated Benefits

The Company may from time to time provide special benefits for one or more of its employees in addition to the benefits provided to him or her under the Plan. In such case, the Company may, by separate agreement, set out the terms of that special benefit C}.lld may specify that the special benefit is provided under the Plan. The employee entitled to receive the special benefit shall be considered to be a Participant in the Plan, and the terms of the Plan, to the extent specified in the separate agreement, shall apply to him or her.

Addendum D

St. Lawrence Gas Company Inc.
Application of Certain Plan Provisions

Except as set forth below, the term "Qualified Plan," as used in the PIwith respect to Plan Participants who are employees of the St. Lawrence Gas Company Inc. (the "St. Lawrence Gas Participants"), means the Pension Plan for Employees of the St. Lawrence Gas Company, Inc. (the "St. Lawrence Pension Plan"). For purposes of applying the Plan to such St. Lawrence Gas Participants, where a defined term in the Plan references the "Qualified Plan" for its meaning, and such term is not defined in the St. Lawrence Pension Plan, such term shall be deemed to have the meaning given to a similar or analogous term in the St. Lawrence Pension Plan. For purposes of paragraph (b)(i) of Article 3 only, the term "Qualified Plan" as used in each place it appears therein shall mean the "Enbridge (U.S.) Inc. Employees' Annuity Plan" and not the St. Lawrence Pension Plan, and for purposes of this paragraph it shall be assumed that a St. Lawrence Gas Participant was a participant in, and accruing benefits under, the Enbridge (U.S.) Inc. Employees' Annuity Plan.

Special Benefit for Highly Compensated Employees of St. Lawrence Gas Company, Inc.

Notwithstanding any other provision of the Plan to the contrary, any employee of the St. Lawrence Gas Company, Inc. (a) who is excluded from participation in the St. Lawrence Pension Plan because the employee is a Highly Compensated Employee as defined in the St. Lawrence Pension Plan ("Highly Compensated Employee") or (b) with respect to whom benefit accruals under the St. Lawrence Pension Plan have ceased because the employee is a Highly
Compensated Employee shall receive a benefit under the Plan that is, when combined with any benefit the employee has accrued under the St. Lawrence Pension Plan, equal to the benefit said employee would have received from the St. Lawrence Pension Plan had he not been a Highly Compensated Employee. Unless such an employee satisfies the requirements of Section 2.1 of the Plan, such employee shall not receive any other benefit under the Plan.